Exhibit 10.1
AGREEMENT BY AND BETWEEN
Stillwater National Bank and Trust Company
Stillwater, Oklahoma
and
The Comptroller of the Currency
Stillwater National Bank and Trust Company, Stillwater, Oklahoma (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
     The Comptroller has found unsafe and unsound banking practices including practices relating to capital planning, asset quality, and earnings.
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I
JURISDICTION
(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 USC § 1818 (b) (1).
(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 USC § 1818 (e) (1) and 12 USC § 1818 (i) (2).
(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 CFR § 5.51 (c) (6) (ii). See 12 USC § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 USC § 1818 (u) (1) (A).
(5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:
Assistant Deputy Comptroller
Oklahoma City Field Office
301 NW 63rd Street, Suite 490
Oklahoma City, Oklahoma
ARTICLE II
COMPLIANCE COMMITTEE
(1) Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least five (5) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 USC § 371c (b) (1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.
(2) The Compliance Committee shall meet at least monthly.
(3) Within thirty (30) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a) a description of the action needed to achieve full compliance with each Article of this Agreement;

(b) actions taken to comply with each Article of this Agreement; and, (c) the results and status of those actions.
(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.
ARTICLE III
LOAN PORTFOLIO MANAGEMENT
(1) The Board shall, within sixty (60) days, develop, implement, and thereafter ensure Bank adherence to a written program to reduce the high level of credit risk in the Bank and improve the Bank’s loan portfolio management. The program shall include, but not be limited to:
(a) procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;
(b) procedures that ensure that all new loans in excess of five hundred thousand dollars ($500,000) comply with 12 CFR Part 34, Subpart D;
(c) procedures to ensure conformance with loan policy requirements;
(d) a system to track and analyze loan policy exceptions;
(e) a system to track credit and collateral exceptions;
(f) procedures to ensure the accuracy of internal management information systems;
(g) a performance appraisal process, including performance appraisals, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters.

(2) Upon completion, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.
(3) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to systems which provide for effective monitoring of:
(a) early problem loan identification to assure the timely identification and rating of loans and leases based on lending officer submissions;
(b) compliance with the Bank’s lending policies and laws, rules, and regulations pertaining to the Bank’s lending function;
(c) adequacy of credit and collateral documentation; and,
(d) concentrations of credit.
(4) On a quarterly basis management will provide the Board with written reports including, at a minimum, the following information:
(a) the identification, type, rating, and amount of problem loans and leases;
(b) the identification and amount of delinquent loans and leases;
(c) the identification and status of credit related violations of law, rule or regulation; and,
(d) the identification of loans and leases not in conformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.
(5) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

ARTICLE IV
CRITICIZED ASSETS
(1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the Report of Examination (ROE), in any subsequent ROE, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.
(2) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent ROE, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” This program shall include, at a minimum:
(a) an identification of the expected sources of repayment;
(b) the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;
(c) an analysis of current and satisfactory credit information, including a global cash flow analysis;
(d) an identification of triggering events for possible upgrade or downgrade of the credit; and,
(e) the proposed action to eliminate the basis of criticism and the time frame for its accomplishment. (3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(4) The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:
(a) the status of each criticized asset or criticized portion thereof that equals or exceeds five hundred thousand dollars ($500,000);
(b) management’s adherence to the program adopted pursuant to this Article;
(c) the status and effectiveness of the written program; and,
(d) the need to revise the program or take alternative action.
(5) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed five hundred thousand ($500,000) only if each of the following conditions is met:
(a) the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and,
(b) a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.
(6) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE V
LOAN REVIEW AND PROBLEM LOAN IDENTIFICATION
(1) The Board shall within sixty (60) days employ or designate a sufficiently experienced and qualified person(s) or firm to ensure the timely, independent, and accurate identification of problem loans and leases.
(2) Prior to entering into any contract with a person or firm to perform services required by this Article, the Board shall submit the name and qualifications of the proposed consultant and the proposed terms and scope of the engagement (including the proposed engagement letter and any amendments thereto) to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.
(3) Within ninety (90) days, the Board shall establish an accurate, independent, and on-going loan review system to review, at least quarterly, the Bank’s loan and lease portfolio to assure the timely identification and categorization of problem credits. The system shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in the “Rating Credit Risk” booklet of the Comptroller’s Handbooks and “OCC Bulletin 2006-47 — Interagency Policy Statement on the Allowance for Loan and Lease Losses.” Such reports shall include, at a minimum, conclusions regarding:
(a) The overall quality of the loan and lease portfolios;
(b) The identification, type, rating, and amount of problem loans and leases;
(c) The identification and amount of delinquent loans and leases;
(d) Credit and collateral documentation exceptions;
(e) The identification and status of credit related violations of law, rules, or regulations;

(f) Loans and leases not in conformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.
(g) The identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (f) of this Article;
(h) Concentrations of credit;
(i) Loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and,
(4) Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program providing for independent and accurate review of problem loans and leases in the Bank’s loan and lease portfolios for the purpose of monitoring portfolio trends, on at least a quarterly basis. The program shall require quarterly reports to the Board. At a minimum the program shall provide for an independent reviewer’s assessment of the Bank’s:
(a) Monitoring systems for early problem loan identification to assure the timely identification and rating of loans and leases based on lending officer submissions;
(b) System for monitoring compliance with the Bank’s lending policies and laws, rules, and regulations pertaining to the Bank’s lending function; and,
(c) System for monitoring the adequacy of credit and collateral documentation.
(5) The Board shall evaluate the internal loan and lease review reports and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the reports.
(6) A copy of the reports submitted to the Board, as well as documentation of the actions taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

(7) Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to systems which provide for effective monitoring of early problem loan identification to assure the timely identification and rating of loans and leases, based on lending officer submissions.
(8) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the programs and systems developed pursuant to this Article.
ARTICLE VI
CONCENTRATION RISK MANAGEMENT
(1) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written concentration risk management program consistent with OCC Bulletin 2006-46. The program shall include, but not necessarily be limited to, the following:
a) Portfolio management, to include internal lending guidelines and appropriate concentration limits that control the Bank’s overall risk exposure;
b) Market analysis, to provide management and the Board with information to assess whether its lending strategy and policies continue to be appropriate in light of changes in market conditions;
c) Portfolio stress testing and sensitivity analysis; and,
d) Credit risk review, to include an effective, accurate, and timely risk-rating system.
(2) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VII
LOAN WORKOUT DEPARTMENT
(1) Within sixty (60) days, the Board shall establish a Loan Workout Department for the purpose of restoring and reclaiming classified assets, consistent with OCC Banking Circular 255 and OCC Bulletin 2009-32; including commercial real estate loans.
(2) Within sixty (60) days, the Board shall identify and employ an individual with demonstrated experience and skills in managing a bank workout program to manage the Loan Workout Department. This individual shall report to the Board of Directors and shall be independent of the Bank’s credit origination function.
(3) The Loan Workout Department shall take all steps necessary to improve the operation of the Bank’s workout function including, but not limited to: (a) the establishment of policies and procedures to distinguish assets that shall be managed by the Loan Workout Department from assets that shall be managed by the originating unit;
(b) the establishment of policies and procedures to require assets that remain with the originating unit are managed according to the standards of the Loan Workout Department;
(c) the development and implementation of management information systems to track workloads and staffing requirements within the Loan Workout Department; and,
(d) the development and implementation of management information systems to measure the success of workout activities.
(4) The Board shall ensure that the Loan Workout Department receives staffing and funding support necessary to maintain its sound operation.

ARTICLE VIII
CAPITAL PLAN
(1) Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three-year capital program. The program shall include:
(a) specific plans for the maintenance of adequate capital;
(b) projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and offbalance sheet activities;
(c) projections of the sources and timing of additional capital to meet the Bank’s current and future needs;
(d) the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank’s needs;
(e) contingency plans that identify alternative methods should be primary source(s) under (d) above not be available; and,
(f) a dividend policy that permits the declaration of a dividend only:
(i) when the Bank is in compliance with its approved capital program;
(ii) when the Bank is in compliance with 12 USC §§ 56 and 60; and
(iii) with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the dividend policy.
(2) Upon completion, the Bank’s capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program. The Board shall review and update the Bank’s capital program on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.
(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.
ARTICLE IX
BROKERED DEPOSITS
(1) If the Bank seeks to acquire (including through any transfer, purchase, or sale of assets, including Federal funds transactions) additional brokered deposits (as defined by 12 C.F.R. § 337.6(a)(2)), the Board shall submit a written request for no supervisory objection to such acquisition to the Assistant Deputy Comptroller. The request shall contain, at a minimum, the following:
(a) the dollar volume, maturities, and cost of the brokered deposits to be acquired;
(b) the proposed use of the brokered deposits, i.e., short-term liquidity or restructuring of liabilities to reduce cost;
(c) alternative funding sources available to the Bank; and
(d) the reasons why the Bank believes that the acceptance of the brokered deposits does not constitute an unsafe and unsound practice in its particular circumstances.
(e) The Assistant Deputy Comptroller may require the submission of such additional information as necessary to make an informed decision. Upon consideration of the Bank’s application, the Assistant Deputy Comptroller will determine whether the proposed acquisition of brokered deposits may be accomplished in a safe and sound manner and may condition the Bank’s acquisition as the Assistant Deputy Comptroller shall deem appropriate.
(f) Nothing in this article shall relieve the Bank of its obligation under 12 U.S.C. § 1831f to seek necessary approvals from the Federal Deposit Insurance Corporation before accepting brokered deposits and to comply with all the requirements of 12 U.S.C. § 1831f.
ARTICLE X
FINANCIAL SUBSIDIARIES
(1) As a result of the findings of the 2009 examination as expressed in the Bank’s most recent ROE, dated June 30, 2009, the Comptroller has determined and notified the Bank that it is no longer in compliance with the conditions and requirements required to maintain control of a financial subsidiary pursuant to 12 USC § 24a(e)(1) and 12 CFR § 5.39(j)(1).
(2) Upon the effective date of this Agreement, the Bank shall not, directly or indirectly, acquire control of, nor hold an interest in, any new financial subsidiary, nor commence a new activity in its existing financial subsidiary, unless:
(a) the OCC has made a written determination that the Bank has corrected the circumstances and conditions detailed in the Bank’s ROE that led to the Bank’s noncompliance with the conditions and requirements for a national bank to control, or hold an interest in, a financial subsidiary;

(b) the Assistant Deputy Comptroller has made a written determination of no supervisory objection to the proposed activity in the Bank’s existing financial subsidiary or acquisition of control of, or interest in, a new financial subsidiary; and
(c) the Bank has obtained the OCC’s written approval for the proposed activity or acquisition of control through the procedures set forth in 12 CFR § 5.39(i).
(3) The Board shall ensure that the Bank complies with all the requirements and safeguards set forth in 12 USC § 24a and 12 CFR § 5.39 for a national bank that has established or maintains a financial subsidiary.
ARTICLE XI
FINANCIAL SUBSIDIARY ACTION PLAN
(1) The Board shall direct management to undertake and complete all steps necessary to correct the circumstances and conditions, as noted in the Bank’s ROE dated June 30, 2009, resulting in the Bank’s noncompliance with the conditions and requirements set forth in 12 U.S.C. § 24a and 12 C.F.R. § 5.39 for a national bank that maintains a financial subsidiary.
(2) Within one hundred fifty (150) days of the effective date of this Agreement, the Board shall develop and adopt a written plan that:
(a) explains the specific actions that Bank management will take to correct the circumstances and conditions, as noted in the Bank’s ROE, resulting in the Bank’s noncompliance with the conditions and requirements for a national bank that maintains a financial subsidiary;
(b) specifies how the Board will ensure Bank management’s implementation of the plan; and
(c) sets forth a timetable for the implementation of each action specified in the plan.

(3) Upon completion of the plan, the Board shall submit the plan to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement and adhere to the plan.
(4) The plan shall be implemented pursuant to the time frames set forth within the plan unless events dictate modifications to the plan. Where the Board considers modifications appropriate, those modifications shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the revised plan.
(5) If, after one hundred eighty (180) days following the Bank’s receipt of the Comptroller’s notification that the Bank is no longer in compliance with the conditions and requirements required to maintain control of a financial subsidiary, the Comptroller determines, in his sole discretion, that the circumstances and conditions, as detailed in the Bank’s ROE, that led to the Bank’s noncompliance with the conditions and requirements for a national bank to control, or hold an interest in, a financial subsidiary have not been corrected, and the Bank has not made significant progress towards the correction of those circumstances and conditions, the Bank agrees, if it is directed to do so by the Comptroller, to:
(a) divest control of its financial subsidiary pursuant to 12 USC § 24a(e)(4) and 12 CFR § 5.39(j)(1)(iv), and/or
(b) comply with any additional limitations or conditions on the conduct of the Bank, its affiliates, and/or its financial subsidiary pursuant to 12 USC § 24a(e)(3) and 12 CFR § 5.39(j)(1)(iii).

ARTICLE XII
CLOSING
(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.
(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a) authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b) require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
(c) follow-up on any non-compliance with such actions in a timely and appropriate manner; and,
(d) require corrective action be taken in a timely manner of any noncompliance with such actions.
(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 USC § 1818 (b) (1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 USC § 1818 (b) (1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.
Kyle M. Jones
Assistant Deputy Comptroller
Oklahoma City Field Office
Date: January 27, 2010
IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Tom D. Berry	January 27, 2010

Tom D. Berry	Date

/s/ James E. Berry II	January 27, 2010

James E. Berry II	Date

Joe Berry Cannon	Date

/s/ John M. Cohlmia	January 27, 2010

John M. Cohlmia	Date

/s/ David S. Crockett, Jr.	January 27, 2010

David S. Crockett, Jr.	Date

/s/ Rick Green	January 27, 2010

Rick Green	Date

/s/ J. Berry Harrison	January 27, 2010

J. Berry Harrison	Date

/s/ James M. Johnson	January 27, 2010

James M. Johnson	Date

/s/ David P. Lambert	January 27, 2010

David P. Lambert	Date

/s/ Linford R. Pitts	January 27, 2010

Linford R. Pitts	Date

/s/ Robert B. Rodgers	January 27, 2010

Robert B. Rodgers	Date

/s/ Russell W. Teubner	January 27, 2010

Russell W. Teubner	Date

APPENDIX A
Stillwater National Bank and Trust Company
Stillwater, Oklahoma
CRITICIZED ASSET REPORT AS OF:
BORROWER(S):
ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):
$ CRITICISM
AMOUNT CHARGED OFF TO DATE
FUTURE POTENTIAL CHARGE-OFF
PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):
FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank’s lien position and amount of available equity, if any, guarantor(s) info, etc.):
PROPOSED PLAN OF ACTION TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT:
IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM
(repayment program should coincide with source of repayment):
Use this form for reporting each criticized asset that exceeds five hundred thousand dollars ($500,000) and retain the original in the credit file for review by the examiners. Submit your reports (quarterly) until notified otherwise, in writing, by the Assistant Deputy Comptroller